EXHIBIT 99.1
PRESS RELEASE                                      Source: I.T. Technology, Inc.

I.T. TECHNOLOGY, INC.'S SUBSIDIARY ENTERS INTO AGREEMENT FOR THE ACQUISITION OF PETROLEUM RIGHTS IN OVER 3 MILLION ACRES IN THE REPUBLIC OF TURKEY
Wednesday November 20, 10:55 am ET

SHERMAN OAKS, Calif.--(BUSINESS WIRE)--Nov. 20, 2002--I.T. Technology, Inc. (OTCBB:ITTE - News; Frankfurt:ITQ) (the "Company") announced today that its wholly owned subsidiary, Avenue Energy, Inc. ("Avenue"), has entered into an Agreement with ALADDIN MIDDLE EAST LTD. ('AME'), ERSAN PETROL SANAYII A.S. ('ERSAN'), TRANSMEDITERRANEAN OIL COMPANY LTD. ('TMO'), and GUNEY YILDIZI PETROL URETIM SONDAJ MUTEAHHITLIK VE TICARET A.S. ('GYP'), collectively referred to as the SAYER GROUP CONSORTIUM ('SGC') and MIDDLE EAST PETROLEUM SERVICES LIMITED ("MEPS") providing Avenue with an Option to participate and acquire a 45% interest in up to 31 Exploration Licenses and 2 Production Leases held by SGC covering over 3 million acres, in 4 Petroleum Basins in the Republic of Turkey (the "Agreement").


The South-East Turkey region forms the north flank of the Arabian Basin, and lies adjacent to the major oilfields of Iraq, Iran and Syria. This portion of the Arabian Basin is under-explored with fewer wells per acre drilled over the last 50 years than the rest of the prolific oil producing Arabian Basin. Geographically and geologically, Turkey straddles the oil-rich Middle East and the energy hungry European Union (EU). Only 1,400 exploration and appraisal wells have been drilled in the whole country since 1961, making Turkey one of the most under-explored countries in the Middle East region. SGC has the largest acreage position in Turkey in this Basin after TPAO (the Turkish National Oil Company).


Commenting on the transaction upon his return from Turkey, Director of Exploration for Avenue, Dr. Jaap Poll said: "Following its recent entry into the oil sector in Thailand, Avenue is delighted to pursue this unique opportunity in Turkey with the Sayer Group Consortium. I had the pleasure of meeting members of the Sayer family in Turkey and visiting their offices in Ankara, their field camps, oilfields, drilling rigs and oil transportation facilities in action. The arrangements with SGC and the Sayer family provides Avenue with a number of strategic advantages in Turkey to pursue an aggressive multi-well drilling program.


"The spread of acreage, the number of mature prospects, particularly those in the Turkish sector of the Arabian Basin, their close proximity to major oilfields, infrastructure and market provides Avenue with a unique opportunity in the oil and gas sector. The Board of Avenue looks forward to a long and mutually beneficial future with SGC and the Sayer family."


Mr. Oyman Sayer, Head of the Sayer Group Consortium said: "We are delighted with our comprehensive and far reaching arrangement with Avenue, as it comes after a long and careful process of selecting and building up our acreage portfolio in Turkey over a period of twenty years. We have been looking for an appropriate partner and are fortunate to have found in Avenue a group that shares our goal of unlocking the significant petroleum potential in this region."


Exploration Licenses & Production Leases


The Agreement includes both Exploration Licenses and Production Leases located in the South-East Turkey portion of the Arabian Basin on trend with the major oilfields in Turkey, Syria, Iran and Iraq.


Upon Avenue's exercise of its respective options, each of SGC and Avenue will initially hold a 45% interest and Middle East Petroleum Services, who negotiated and arranged the transaction, will retain a 10% interest in all of the existing and new Leases and Licenses.

The first well in this program (Tosun-1) commenced drilling on November 6, 2002. Drilling operations are anticipated to take 90 days and Avenue has the option, exercisable at any time up to 20 December 2002 to participate in the well and the License for a 45% interest, by paying a fixed cost of US$2.5 million.


Avenue has paid a US$250,000 deposit and pursuant to the Agreement, is required to notify SGC by December 20, 2002 that it has received funding for the balance of the exercise price of the option of $2,250,000 to acquire its full 45% interest in the Tosun-1 well and the Tosun License. Payment of this amount will satisfy Avenue's obligations for its contribution to the drilling cost of the Tosun-1 well, and will maintain its options on the other Exploration Licenses and Production leases. In the event of a discovery, Avenue's contribution towards electric logging and completion costs is capped at US$250,000.


It is anticipated that the next well, Karakilise-1 will commence drilling towards the end of the first Quarter of 2003. Following its acquisition of a 45% interest in the Tosun-1 well and the Tosun License, Avenue may exercise its option into the Karakalise-1 well and the Karakilise Licenses, upon which it will be required to contribute up to US$2,000,000 payable in installments towards the cost of drilling the well. In the event of a discovery, Avenue's contribution towards electric logging and completion costs is capped at US$250,000.


The Tosun and the Karakilise Licenses, lie immediately adjacent to the major existing oilfield belt of Southeast Turkey.


Upon Avenue participating in the Tosun-1 well and its election to exercise its option into the Karakilise-1 well, Avenue shall be granted an option to participate in the remaining Exploration Licenses and/or Production Leases held by SGC making up the 31 Exploration Licenses and 2 Production Leases which cover over 3 million acres. At the closing of this option Avenue will be required to pay AME $450,000 and a monthly administration fee covering ongoing Exploration License and Production Lease Rentals and filings. The parties will jointly decide on a future drilling program.


Avenue has also negotiated the option to participate in the further development of one of SGC's currently producing oilfields - the Kahta Field. Under this arrangement, provided Avenue exercises its option to participate in the first well (Tosun-1), it has the option to recover its investment in the Kahta wells, the Tosun-1 well and (if exercised) the Karakilise-1 well (in the event that either or both of these wells do not result in a commercial discovery), by funding the workover of up to 5 existing wells and drilling of up to 3 new wells on the Kahta Field. Pursuant to the Agreement, AME will conduct these workover operations at a fixed turnkey price of US$150,000 and drilling operations at a fixed turnkey price of US$450,000. Avenue will receive 95% of net revenues until it recovers 100% of its entire investment and thereafter will enjoy 45% of net revenues from these wells.


Other Exploration Licenses cover the southern half of the Tuz Golu / Salt Lake Basin, south of Ankara, the Antalya Basin in the eastern Mediterranean, close to the Bulgurdag Oil Field (owned by SGC), and the onshore portion of the Aegean Basin in Western Turkey in which the Prinos Oil Field, the only producing oilfield offshore Greece is located.


In addition to this, provided Avenue has exercised its options into the 31 Licenses and 2 Production Leases, the Agreement provides for Avenue to be included with SGC on all new License and Lease Applications made by SGC, at any time in the future for so long as Avenue continues to hold an Exploration License or Production Lease in Turkey with SGC.


In the event Avenue exercises all of its options, its acreage position would potentially make Avenue the largest publicly traded acreage holder in the country after the Turkish National Oil Company (TPAO).


Individual members of SGC own and operate their own API rated drilling and workover rigs, seismic and oilfield equipment, cementing and fraccing units, a fleet of tanker trucks and has production and maintenance camps spread across Turkey. AME is also a member of IADC (the International Association of Drilling Contractors). Pursuant to the Agreement, access to SGC's equipment at competitive rates should alleviate the need to import equipment and remove delays in drilling or seismic acquisition.

Over the past 20 years the Sayer Group Consortium has built up a fully integrated oil company and owns the only privately-owned Refinery Certificate in Turkey - which is valid for a further 45 years. SGC's acreage position has been acquired, developed and matured to drillable prospect stage and currently includes about 13 drillable prospects.


Avenue, under the technical guidance of Exploration Director Dr. Jaap Poll, Mr. Ken Fellowes (MEPS) and the technical staff of the SGC (and outside consultants as & when required) will begin an immediate review of all prospects and leads on all licenses in order to prioritize all drillable prospects for an initial multi-well drilling program.


Recommendations for seismic and further geoscientific work on the less well-defined leads and prospects together with budgets for this work will be prepared in order to generate programs for ongoing drilling campaigns.


Dr. Poll will monitor and advise on Avenue's interests in the oil and gas business. He has over 35 years of experience in oil and gas exploration ventures spanning Europe, the Middle East, the Far East, Australasia, Central America and Africa.


The technical content of this release was provided by Dr. Jaap Poll, a Certified Member of the American Association of Petroleum Geologists (AAPG) and a Distinguished Member of the Petroleum Exploration Society of Australia (PESA).


SAFE HARBOR: Certain information contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December, 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company wishes to caution Investors and prospective Investors about significant factors which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Actual results may differ as a result of factors over which the Company has no control, including general economic and business conditions; effects of war or terrorists acts on the capital markets or the Company's activities, including oil and gas exploration and production, competition and ability to gain market acceptance of products; success of its operating and investment initiatives; including its oil and gas exploration and drilling initiatives, operating costs; fluctuation in oil and gas prices, advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; its ability to obtain financing for its ongoing operations or proposed initiatives; availability, terms and deployment of capital; availability of qualified personnel; labor and employment benefit costs; changes in, or failure to comply with, various government regulations; slower than anticipated completion of research and development projects and movements in the foreign exchange rate; illiquidity of its securities and volatility in the trading price of its securities, and other risks listed from time to time in reports filed with the Securities and Exchange Commission, which factors are incorporated herein by reference. This news release is not an offer to sell or a solicitation of an offer to buy any securities of the Company. Any such solicitation or offer may only be made through a prospectus which has been approved by the Securities and Exchange Commission in the states in which such solicitation or offer has been approved.


Contact:
     Investor Relations USA:
     Spring & Associates, Boca Raton, Fla.
     April Spring, 561/362-4343
     april@springir.com
     or
     Investor Relations Europe:
     OTC Consulting & Financial Services
     Jan-Eric Soetbeer, +49 (0) 451 49 89 210
     info@otc-consulting.com


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